                       CHINA OPPORTUNITY ACQUISITION CORP.
                            C/O CORNERSTONE FINANCIAL
                              354 EAST 50TH STREET
                               NEW YORK, NY 10022

                                                                  March 16, 2007

VIA EDGAR AND TELECOPY (202) 772-9206
-------------------------------------
Ms. Elaine Wolff
United States Securities and
  Exchange Commission
Mail Stop 4561, 100 F Street, N.E.
Washington, D.C. 20549

RE:   CHINA OPPORTUNITY ACQUISITION CORP. (THE "COMPANY")
      REGISTRATION STATEMENT ON FORM S-1 ORIGINALLY FILED SEPTEMBER 29, 2006
      (FILE NO. 333-137716) ( THE "REGISTRATION STATEMENT")

Dear Ms. Wolff:

      The Company hereby requests, pursuant to Rule 461 promulgated under the
Securities Act of 1933, as amended, acceleration of effectiveness of the
Registration Statement so that such Registration Statement will become effective as of 1:00 P.M., Tuesday, March 20, 2007, or as soon thereafter as practicable.

      In connection with the Company's request for acceleration of effectiveness of the above-referenced Registration Statement, the Company acknowledges the following:

      (1) Should the Commission or the staff, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

      (2) The action of the Commission or the staff, acting pursuant to delegated authority, in declaring the filing effective, does not relieve the
Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

      (3) The Company may not assert staff comments and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities law of the United States.

                                             Very truly yours,

                                             CHINA OPPORTUNITY ACQUISITION CORP.

                                             By: /s/ Harry Edelson
                                                 -----------------
                                                 Harry Edelson
                                                 Chief Executive Officer

                             EARLYBIRDCAPITAL, INC.
                               275 MADISON AVENUE
                            NEW YORK, NEW YORK 10016

                                                                  March 16, 2007

VIA EDGAR AND TELECOPY - (202) 772-9206
---------------------------------------
Ms. Elaine Wolff
United States Securities and
  Exchange Commission
Mail Stop 4561, 100 F Street, N.E.
Washington, D.C. 20549

     RE:  CHINA OPPORTUNITY ACQUISITION CORP. (THE "COMPANY")
          REGISTRATION STATEMENT ON FORM S-1 ORIGINALLY FILED SEPTEMBER 29, 2006
          (FILE NO. 333-137716) ( THE "REGISTRATION STATEMENT")
          -----------------------------------------------------

Dear Mr. Reynolds:

         In connection with the Registration Statement on Form S-1 of China
Opportunity Acquisition Corp., the undersigned, which is acting as the representative of the underwriters of the offering, hereby requests acceleration of the effective date and time of the Registration Statement to 1:00 P.M.,
Tuesday, March 20, 2007 or as soon thereafter as practicable, pursuant to Rule
461 of the Securities Act of 1933.

                                                     Very truly yours,

                                                     EARLYBIRDCAPITAL, INC.

                                                     By: /s/ Steven Levine
                                                         -----------------
                                                             Steven Levine
                                                             Managing Director

                             EARLYBIRDCAPITAL, INC.
                               275 MADISON AVENUE
                            NEW YORK, NEW YORK 10016

                                                                  March 16, 2007

VIA EDGAR AND TELECOPY - (202) 772-9206
---------------------------------------
Ms. Elaine Wolff
United States Securities and
  Exchange Commission
Mail Stop 4561, 100 F Street, N.E.
Washington, D.C. 20549

     RE:  CHINA OPPORTUNITY ACQUISITION CORP. (THE "COMPANY")
          REGISTRATION STATEMENT ON FORM S-1 ORIGINALLY FILED SEPTEMBER 29, 2006
          (FILE NO. 333-137716) ( THE "REGISTRATION STATEMENT")
          -----------------------------------------------------

Ladies and Gentlemen:

          In accordance with the provisions of Rule 460 under the Securities Act of 1933, the undersigned, as representative of the underwriters of the proposed offering of securities of China Opportunity Acquisition Corp., hereby advises that copies of the Preliminary Prospectus, dated January 24, 2007, were distributed on or about January 24, 2007, as follows:

          147 to individual investors;

          1,526 to NASD members (which included 36 prospective underwriters and selected dealers); and

          669 to institutions.

          The undersigned has been informed by the participating dealers that, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, copies of the Preliminary Prospectus, dated January 24, 2007, have been distributed to all persons to whom it is expected that confirmations of sale will be sent; and
we have likewise so distributed copies to all customers of ours. We have adequate equity to underwrite a "firm commitment" offering.

                                                       Very truly yours,

                                                       EARLYBIRDCAPITAL, INC.

                                                       By: /s/ Steven Levine
                                                           -----------------
                                                               Steven Levine
                                                               Managing Director